Exhibit 99.6

Pursuant to Rule 438, promulgated under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-4 of Howard Bancorp, Inc. (“Howard”) and all amendments thereto (the “Registration Statement”) and any related prospectus (including any amendments or supplements thereto) filed pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended, as a person who is anticipated to become a director of Howard upon completion of the merger with First Mariner Bank described therein, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Howard Feinglass
Name: Howard Feinglass
Date: October 11, 2017